Amendment No. 3 to Selling Agent Agreement

June 28, 2019

Reference is made to the Selling Agent Agreement, dated March 27, 2018, as amended August 13, 2018 and May 31, 2019 (the “Selling Agent Agreement”), by and between NMS Capital Advisors, LLC (“NMS”) and Hightimes Holding Corp. (the “Company”). All capitalized terms used in this Amendment No. 2 to the Selling Agent Agreement (this “Amendment”) and not otherwise defined herein shall have the respective meanings assigned to such terms in the Selling Agent Agreement. NMS and the Company agree as follows:

A. Amendments to Selling Agent Agreement. The Selling Agent Agreement is amended as follows:

1. The fourth paragraph of Section 1 shall be deleted in its entirety and replaced with the following:

“The Company shall have the sole right to accept offers to purchase Securities and may reject any such offer, in whole or in part. The Selling Agent may retain other brokers or dealers to act as sub-agents on its behalf in providing the Services (each, a “Dealer”, collectively, the “Dealers”) and may pay any Dealer a fee with respect to any Securities placed by it. The Company and Selling Agent shall negotiate the timing and terms of the Offering and acknowledge that the Offering and the provision of Selling Agent services related to the Offering are subject to market conditions and the receipt of all required related clearances and approvals.

2. Section 2A. shall be deleted in its entirety and replaced with the following:

“A. Selling Agent’s Fee. As compensation for services rendered, the Company shall pay to the Selling Agent, in cash, by wire transfer in immediately available funds, to an account or accounts designated by the Selling Agent an amount equal to either (i) three percent (3.0%) of the aggregate gross proceeds received by the Company from the Offering, at the closing(s) (each, a “Closing” and the date on which each Closing occurs, each a “Closing Date”), (ii) six percent (6.0%) of the aggregate gross proceeds received by the Company from the Offering at the Closing(s) from investors investing in the Offering through the Company’s platform hosted by Start Engine Primary, LLC, and, (iii) in the event that the Selling Agent shall elect, in the exercise of its sole discretion, to offer and sell the Securities in the Offering to its clients or customers (the “Direct Sales”), then and in such event, the Selling Agent shall be entitled to receive a commission equal to seven percent (7%) of the aggregate gross proceeds received by the Company in the Offering with respect only to such Direct Sales.

3. Section 9A shall be deleted in its entirety and replaced with the following:

“A. Indemnification of the Selling Agent and Dealers. The Company agrees to indemnify and hold harmless the Selling Agent and each of the Dealers, and each of their affiliates and each person controlling such Selling Agent or Dealer, as applicable (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act), and the directors, officers, agents and employees of the Selling Agent and Dealers, each of their affiliates and each such controlling person (the Selling Agent, Dealer, and each such entity or person hereafter is referred to as an “Indemnified Person”) from and against any losses, claims, damages, judgments, assessments, costs and other liabilities (collectively, the “Liabilities”), and shall reimburse each Indemnified Person for all fees and expenses (including the reasonable fees and expenses of counsel for the Indemnified Persons, except as otherwise expressly provided in this Agreement) (collectively, the “Expenses”) and agrees to advance payment of such Expenses as they are incurred by an Indemnified Person in investigating, preparing, pursuing or defending any actions, whether or not any Indemnified Person is a party thereto, arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in (i) the Offering Circular or Disclosure Package, including in any Testing-the-Waters Communication (as from time to time each may be amended and supplemented); (ii) any materials or information provided to investors by, or with the approval of, the Company in connection with the marketing of the Offering, including any “road show” or investor presentations made to investors by the Company (whether in person or electronically); or (iii) any application or other document or written communication (in this Section 9, collectively called “application”) executed by the Company or based upon written information furnished by the Company in any jurisdiction in order to qualify the Securities under the securities laws thereof or filed with the SEC, any state securities commission or agency, any national securities exchange; or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, unless such statement or omission was made in reliance upon, and in conformity with, with written information furnished to the Company by the Selling Agent expressly for use therein (“Selling Agent Information”). The Company also agrees to reimburse each Indemnified Person for all Expenses as they are incurred in connection with such Indemnified Person’s enforcement of his or its rights under this Agreement.

4. Section 9B shall be amended to include the following sentence as the last sentence of such paragraph:

“The Company acknowledges that, for all purposes under this Agreement, no information was provided by the Selling Agent.”

B. No Other Amendments. Except as set forth above, all the terms and provisions of the Selling Agent Agreement shall continue in full force and effect. All references to Selling Agent Agreement from the date hereof shall mean the Selling Agent Agreement, as amended by this Amendment.

C. Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed Amendment by one party to the other may be made by facsimile or email transmission.

D. Governing Law. This Amendment shall be governed by, and construed in accordance with, the internal laws of the State of California without regard to the principles of conflicts of laws.

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If the foregoing correctly sets forth the understanding between us, please so indicate in the space provided below for that purpose.

Very truly yours,

NMS CAPITAL ADVISORS, LLC

		By:	/s/ David Walters
		Name:	David Walters
		Title:	Chief Executive Officer

ACKNOWLEDGED AND AGREED:

HIGHTIMES HOLDING CORP.

By:	/s/ Kraig Fox
Name:	Kraig Fox
Title:	Chief Executive Officer